UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): February 28, 2023

SALLY BEAUTY HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-33145	36-2257936
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification Number)

3001 Colorado Boulevard

Denton, Texas 76210

(Address of principal executive offices)

(940) 898-7500

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.17R 240.13e-4(c))

Securities registered or to be registered pursuant to Section 12(b) of the Act.

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	SBH	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On February 28, 2023, Sally Beauty Holdings, Inc. (the “Company”) announced that its wholly-owned subsidiaries, Sally Holdings LLC (“Sally Holdings”) and Sally Capital, Inc. (“Sally Capital” and, together with Sally Holdings, the “Borrowers”), and certain of the Company’s other direct and indirect subsidiaries entered into a credit agreement with Bank of America, N.A., as Administrative Agent and Collateral Agent, and the lenders and other parties thereto providing for a term loan B facility (the “TLB”) in an aggregate principal amount equal to $400.0 million, the net proceeds of which were used to repay an existing term loan B facility. The TLB will bear interest at a floating rate equal to, at the Borrowers option, either the Adjusted Term SOFR Rate from time to time in effect plus 2.50% or an adjusted base rate plus 1.50%. The TLB matures on the earlier of (i) February 28, 2030 and (ii) the date that is 91 days prior to the stated maturity of the Borrowers’ 2025 Senior Unsecured Notes (the “2025 Senior Unsecured Notes”) unless all amounts exceeding $200.0 million of the 2025 Senior Unsecured Notes are refinanced or repaid according to certain conditions (the “Maturity Date”). The principal of the TLB shall be repayable in quarterly installments equal to 0.25% of the original principal amount of the TLB, with a final installment equal to the entire remaining outstanding principal amount due on the Maturity Date. The TLB is secured by a first-priority lien in and upon substantially all of the assets of the Company and its domestic subsidiaries other than the accounts, inventory (and the proceeds thereof) and other assets that secure Sally Holdings’ existing ABL facility on a first-priority basis (the “ABL Priority Collateral”).

The TLB is secured by a second-priority lien in and upon the ABL Priority Collateral. The TLB does not contain any financial maintenance covenants and is subject to a covenant package that is substantially consistent with the covenant package governing the 2025 Senior Unsecured Notes. The TLB is subject to a customary asset sale mandatory prepayment provisions and excess cash flow mandatory prepayment provisions. The TLB is subject to a prepayment premium of 1.0% of the principal amount thereof upon any refinancing or amendment thereof that results in a reduced effective yield (subject to certain exceptions) within six months following the closing. Thereafter, the TLB may be prepaid without penalty or premium, other than customary breakage costs for prepayments that are made prior to the last date of an interest period.

The foregoing description of the TLB does not purport to be complete and are qualified in its entirety by reference to the full texts of the TLB, which is filed as Exhibit 4.1 to this Current Report on Form 8-K and incorporated by reference into this Item 1.01. Interested parties should read the TLB in its entirety.

Item 2.03.     Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

4.1	Credit Agreement, dated as of February 28, 2023, by and among Sally Holdings LLC, Sally Capital, Inc., Bank of America, N.A., as Administrative Agent and Collateral Agent, and the lenders and other parties listed therein.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SALLY BEAUTY HOLDINGS, INC.

March 1, 2023	By:	/s/ John Henrich
Name: John Henrich
Title: Senior Vice President, General Counsel & Secretary